Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations

P. 703.526.5093

Becky Sullivan, Corporate Communications

P. 703.526.5341

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION PURCHASES

DEL AMO FASHION CENTER FOR $442 MILLION

Southern California property is among three largest malls in U.S.

Arlington, Va. (July 1, 2003) — The Mills Corporation (NYSE: MLS), the leading developer of innovative retail and entertainment destinations, announced today that the Company has acquired Del Amo Fashion Center in Torrance, California from a private seller.  The total acquisition price was $442.0 million before transaction costs.

Del Amo Fashion Center is a regional mall with approximately 2.5 million square feet of gross leaseable area, including 785,000 square feet of anchor-owned space.  The property ranks among the three largest mall properties in the U.S., according to the International Council of Shopping Centers.  Del Amo Fashion Center is located in the South Bay submarket of Los Angeles and is close to Interstate Highways 105, 110 and 405.

The center is anchored by Macy’s, Macy’s Home and Furniture Gallery, Sears, Robinson-May and JCPenney.  Approximately 403,000 square feet in the northeast wing of the property, including 220,000 square feet of in-line space, systematically has been vacated for redevelopment.  Mills’ preliminary plans for the asset involve the redevelopment of approximately 670,000 square feet of existing space (including the northeast wing), and the addition of other exciting new tenants.

Upon completion of the redevelopment, the center’s gross leaseable area is expected to exceed 2.6 million square feet, including 785,000 square feet of anchor-owned space.  The redevelopment is expected to require up to an additional $160 million (before the sale of a large parcel zoned for residential use), and is expected to bring the overall project yield, including acquisition costs, to approximately 9%.

Laurence C. Siegel, Mills’ chairman and chief executive officer, said, “Adding the Del Amo Fashion Center to our portfolio fits very well with our strategy of acquiring properties that we can enhance with a unique mix of retail and entertainment venues and turn into market-dominant consumer destinations.  The property is well positioned in an affluent and densely populated submarket in Los Angeles and has tremendous growth potential.”

Approximately 806,000 people, with average incomes 53% above the national average, live within seven miles of the center.  The vacant wing in the property will facilitate the rapid remerchandising of the center to engage shoppers’ imaginations and create exceptional consumer experiences.

James A. Napoli, president of the operating division for Mills added, “Del Amo is particularly attractive because of the leasing opportunities it provides.  Leading retailers and entertainment concepts have expressed tremendous interest in coming to Del Amo.”

Mills is funding the purchase through a combination of debt and equity sources, including  a $316 million mortgage closed at the time of the acquisition of the mall.  The three-year, interest-only loan contains options for two one-year extensions.  It bears interest at London Interbank Offered Rate (“LIBOR”) plus 240 basis points.  Additionally, the Company will use the proceeds from its recently completed preferred offering and capacity on its line of credit to fund the balance of the transaction.  The Company also is considering private equity sources and may admit a partner in the future.

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Va., that owns, develops, leases, manages and markets a portfolio of 24 retail and entertainment destinations totaling approximately 31 million square feet. Currently the Company has seven projects under construction or development around the world.  The Company’s Internet address is www.millscorp.com.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that their expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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